INDEX LICENSE AGREEMENT

THIS INDEX LICENSE AGREEMENT (this “Agreement”) is made as of April 15, 2022 (the “Effective Date”), by and between Global X Management Company LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Licensor”), and Global X Funds, a Delaware statutory trust (the “Licensee”). Licensor and Licensee are referred to in this Agreement singly as a “Party” and collectively as the “Parties.”
WHEREAS, the Licensor is the owner of all right, title and interest in and to the indices listed on Exhibit A hereto, which may be amended from time to time (“Indices”) along with the associated trademarks (the “Marks”);
WHEREAS, the Licensee wishes to obtain the Licensor’s authorization to use the Indices and the Marks in connection with the funds, as set forth on Exhibit B hereto (the “Funds”); and
WHEREAS, the Licensor is willing to grant such license subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1. Grant of License. Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee a non-exclusive, non-transferable, non-sublicensable, non-assignable, royalty-free, revocable and limited right and license in the United States of America (the “Territory”) during the Term (as defined below): (i) to use the Indices and the Marks to create, offer, operate, market and sell the Funds (including using the Marks as part of the names of the Funds); and (ii) to use and refer to the Indices and the Marks in connection with making such disclosure about the Funds as necessary under any applicable law, rules, regulations or provisions of this Agreement, but, in each case, only in connection with indicating Licensor as the source of the Indices.
2. Ownership of Indices and Marks. (a) The Licensee acknowledges and agrees that, as between Licensor and Licensee, the Indices and the Marks are the exclusive property of Licensor. Licensee agrees that nothing in this Agreement shall be construed to transfer to Licensee or any other party, any ownership rights to, or equity interest in and/or to the Indices or the Marks and/or any intellectual property rights pertaining thereto. The Licensee agrees that it shall not directly or indirectly challenge or assist any third party in challenging the ownership or validity of the Indices, the Marks or of any intellectual property rights therein. The Licensee shall not directly or indirectly, attempt to register any of the Marks (or any mark substantially similar to any of the Marks) or any intellectual property in the Indices and Marks in any jurisdiction. (b) The Licensor reserves all rights with respect to the Indices and the Marks except those expressly licensed to Licensee hereunder. All use of the Marks by Licensee, and the goodwill associated therewith, shall inure to the benefit of Licensor. (c) This Section 2 shall survive the expiration or termination of this Agreement.
3. Term. This Agreement shall become effective upon the execution of this Agreement by both Parties and remain in effect unless terminated by either Party as provided herein.

4. Termination. Either Party may terminate this Agreement on sixty (60) days written notice to the other Party. In the event that this Agreement terminates, the license shall be revoked pursuant to this Section 4 and the Licensee agrees to discontinue use of the Indices and Marks immediately.

5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below; or (iii) on the day after delivery to a reputable overnight courier service, properly addressed, to the Party at its address given below. Any Party may change its address for the purpose of this Section 5 by giving the other Party written notice of its new address in the manner set forth above.

To Licensor:
Global X Management Company LLC
Attn: Luis Berruga
Address: 605 Third Avenue, 43rd Floor, New York, NY 10158
Email: LBerruga@globaxetfs.com
To Licensee:
Global X Funds
Attn: Susan Lively

Address: 605 Third Avenue, 43rd Floor, New York, NY 10158
Email: legalnotices@globalxetfs.com

6. Entire Agreement. This Agreement sets forth the entire Agreement and the understanding between the Parties. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the Parties by their duly authorized officers or representatives.

7. Execution. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. General Provisions. (a) Licensee shall not assign or transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the Licensor. (b) No change in, addition to or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such Party. No waiver by either Party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion. (c) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its conflict of law provisions. (d) In any event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

IN WITNESS WHEREOF, the undersigned have duly executed this Index License Agreement as of the day and year first above written.

Global X Management Company LLC
By:	/s/Susan Lively
Name: Susan Lively
Title: General Counsel

Global X Funds
By:	/s/Susan Lively
Name: Susan Lively
Title: Secretary

EXHIBIT A

Global X Metaverse Index

EXHIBIT B

Global X Metaverse ETF